UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2012

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

000-30684

(Commission file number)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On December 10, 2012, Oclaro, Inc. (the “Company”) and its indirect, wholly-owned subsidiary, Oclaro Luxembourg S.A. (the “Issuer”), entered into a Purchase Agreement (the “Purchase Agreement”), among the Company, the Issuer, certain of the Company’s domestic and foreign subsidiaries named therein (the “Guarantors”) and Morgan Stanley & Co. LLC (the “Initial Purchaser”), pursuant to which the Issuer agreed to issue and sell to the Initial Purchaser $25,000,000 in aggregate principal amount of the Issuer’s 7.50% Exchangeable Senior Secured Second Lien Notes due 2018 (the “Notes”). The Notes were sold at 100% of par, resulting in net proceeds to the Issuer, after deducting the Initial Purchaser’s discount and estimated offering expenses, of $23,215,000. The Issuer’s obligations under the Notes are guaranteed by the Company and the Guarantors and are secured by second priority liens on substantially all the tangible and intangible assets of the Company, the Issuer and the Guarantors.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuer and the Guarantors, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Relationships

The Initial Purchaser and its affiliates have provided, and may, from time to time in the future, provide certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

The above description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending December 29, 2012.

Item 3.02. Unregistered Sales of Equity Securities.

On December 14, 2012, the Issuer completed the sale of $25 million of its 7.50% Exchangeable Senior Secured Second Lien Notes due 2018. The Initial Purchaser of the Notes received an aggregate discount of $1,250,000. The offer and sale of the Notes to the Initial Purchaser was not registered under the Securities Act of 1933 in reliance upon the exemption from registration under Section 4(2) of the Securities Act as such transaction did not involve a public offering of securities.

The Notes may be exchanged prior to maturity (unless earlier redeemed or repurchased) at the option of the holder for shares of the Company’s common stock at the initial exchange rate of 541.7118 shares of the Company’s common stock per $1,000 in principal amount of Notes, which is equivalent to an initial exchange price of approximately $1.846 per share. The maximum number of shares of common stock of the Company that may be issued through the exchange of the $25.0 million aggregate principal amount of the Notes is 17,605,632, subject to anti-dilution adjustments.

Additional information is contained in Item 1.01 and is incorporated herein by reference.

Item 8.01.	Other Events.

On December 11, 2012, the Company issued a press release announcing that its indirect, wholly-owned subsidiary, Oclaro Luxembourg S.A., has priced its offering of exchangeable senior secured second lien notes due 2018. A copy of the press release is included herein as Exhibit 99.1 and is incorporated herein by reference.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of, these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on December 11, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: December 14, 2012	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release issued by the Company on December 11, 2012.